Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

COMPANY PRESS RELEASE

Pharmasset Commences Dosing in Phase 3 Registration Studies of

Clevudine for HBV

-Two 48-week Superiority Studies versus Hepsera® in Patients with Chronic Hepatitis B-

-Studies will also Assess Clevudine’s Sustained Virologic Response Rate for HBV-

Princeton, NJ (October 1, 2007) – Pharmasset, Inc. (Nasdaq: VRUS) has commenced dosing in Phase 3 registration clinical trials of clevudine for the treatment of chronic hepatitis B virus (HBV) infection. Clevudine is an oral, once-daily pyrimidine nucleoside analog that has previously been evaluated in 14 clinical trials in more than 800 individuals. The current Phase 3 studies will be conducted in 856 nucleoside treatment-naïve patients with chronic HBV at approximately 140 global clinical sites to support the registration of clevudine in the Americas and Europe. Pharmasset licensed these territories from Bukwang Pharmaceuticals, who recently received South Korean regulatory approval and began marketing clevudine in South Korea under the brand name Levovir. As a result of the initiation of these studies, Pharmasset will pay Bukwang a $1.0 million milestone payment.

“Based upon prior 24 week treatment results, we are optimistic that clevudine will demonstrate superiority to Hepsera in its ability to suppress HBV DNA and normalize liver enzyme levels after 48 weeks of treatment,” stated Dr. Michelle Berrey, Pharmasset’s Vice President, Clinical Development & Chief Medical Officer. “We also expect to build upon the results from earlier studies that demonstrated clevudine’s ability to provide a sustained virologic response, or SVR, for chronic HBV infection. If we are able to demonstrate SVR for HBV in these studies, clevudine could offer patients and their physicians an important new disease management option that might reduce the need for further therapeutic intervention after a defined treatment period.”

Registration Studies for New Drug Application (NDA)

The clevudine Phase 3 registration program includes two 48-week clinical trials designed to demonstrate the superiority of clevudine 30mg over Hepsera (adefovir dipivoxil) 10mg, each administered once-daily as monotherapy. Clevudine Study 305 will enroll approximately 376 chronic hepatitis B e-antigen positive patients (HBeAg+), and clevudine Study 306 will enroll approximately 480 chronic hepatitis B e-antigen negative patients (HBeAg-). Pharmasset plans to submit the 48-week data from these studies to the FDA as the basis for clevudine marketing approval.

The primary endpoint for the registration studies is a composite endpoint measuring the proportion of patients with both undetectable serum HBV DNA and normalized liver enzyme (ALT) levels following 48 weeks of monotherapy. The registration studies will also assess improvement in liver histology, hepatitis B e-antigen (eAg) seroconversion, decreases in the reservoir of HBV hepatic cccDNA, and quantitative eAg and surface antigen (sAg). The clevudine registration studies will be conducted in the United States, Canada, Brazil, the United Kingdom, Spain, Greece, Turkey, Romania, Czech Republic, Australia, New Zealand, Singapore, Hong Kong and Taiwan. Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information about the clevudine registration studies.

Assessment of SVR for HBV

After the primary registration data have been obtained at week 48, the Phase 3 studies will continue to week 96 to gather additional safety and efficacy data, as well as to assess clevudine’s sustained virologic response (SVR) rate for HBV. SVR is a measure of undetectable virus 24 weeks after stopping therapy, which clevudine previously demonstrated in Bukwang’s South Korean registration studies.

At week 72, HBeAg- patients in Study 306 who have been treated with clevudine and have suppressed HBV DNA and normalized ALT levels will be randomized to continue active clevudine or switch to placebo. The purpose is to determine the proportion of patients who sustain a virologic response 24 weeks after stopping clevudine treatment at week 96. HBeAg+ patients in Study 305 that have been treated with either clevudine or Hepsera and undergo eAg seroconversion (loss of eAg with suppressed HBV DNA and normalized ALT) will discontinue therapy at week 72. SVR will be assessed in these HBeAg+ patients for clevudine and Hepsera 24 weeks after stopping treatment at week 96.

South Korean Registration Studies for Clevudine

Bukwang received marketing approval for clevudine from the South Korean FDA based on two 24-week, randomized (3:1), double-blind, placebo-controlled, multi-center South Korean Phase 3 registration trials in 337 patients. Study 301 enrolled 248 HBeAg+ patients who received clevudine 30 mg or a placebo once-daily, and Study 302 enrolled 89 HBeAg- patients who received clevudine 30 mg or a placebo once-daily. All patients were evaluated for an additional 24 weeks of follow-up care without clevudine treatment.

After 24 weeks of clevudine treatment, 59% of HBeAg+ patients achieved undetectable HBV DNA (<300 copies/mL) and 92% of HBeAg- patients achieved undetectable HBV DNA. These results were statistically significant compared to placebo. In addition to the potent antiviral suppression, 16% of the HBeAg- patients who received clevudine demonstrated a sustained virologic response (SVR) 24 weeks after stopping therapy, versus 0% of the patients who had received the placebo. In Study 303, a South Korean open-label, follow-on study of clevudine, Bukwang observed similar findings to those noted above for Studies 301 and 302. Twelve weeks after completing a 48-week course of therapy, 80% of HBeAg- patients had undetectable HBV DNA.

Clevudine was generally safe and well-tolerated by patients with chronic HBV. Serious adverse events during treatment in Studies 301 and 302 and during follow-up indicated that a higher percentage of placebo-treated patients had seriously elevated liver enzyme levels. Otherwise, there was no meaningful difference between clevudine and placebo in the incidence of serious adverse events.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is in Phase 3 clinical trials for registration in the Americas and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a Phase 1 clinical trial through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Hepsera is a registered trademark of Gilead Sciences, Inc.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that adverse events could cause the cessation of the Phase 3 studies and/or our development of clevudine, the risk that the registration clinical trials of clevudine will not be successful or will not provide meaningful data, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.